Filed Pursuant to Rule 424(b)(3)
File Nos. 333-89130, 333-89130-65 and 333-89130-76

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated March 3, 2003)

$571,669,000

Starwood Hotels & Resorts
Worldwide, Inc.

Series B Zero Coupon Convertible Senior Notes due 2021 and
Shares Issuable upon Conversion of the Notes

     This prospectus supplement supplements our prospectus dated March 3, 2003, as supplemented on March 3, 2003 and April 2, 2003, relating to the offer and sale from time to time by certain of our securityholders of up to $571,669,000 aggregate principal amount at maturity of our Series B Zero Coupon Convertible Senior Notes due 2021 and the Shares issuable upon conversion of the notes. Each Share consists of one share of our common stock and one Class B share of our subsidiary, Starwood Hotels & Resorts. The terms of the notes are set forth in the prospectus supplement dated March 3, 2003.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and the previous prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and the previous prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or in the previous prospectus supplements.

     The following table sets forth information, as of the date of this prospectus supplement, relating to the beneficial ownership of the notes and Shares by each selling securityholder. The selling securityholders may have sold, transferred or otherwise disposed of all or any portion of their notes or Shares or acquired additional notes since the date on which they provided this information to us.

     The table below supplements or amends the table of selling securityholders contained under the heading “Selling Securityholders” in the previous prospectus supplements. Where the name of a selling securityholder identified in the table below also appears in the table in any of the previous prospectus supplements, the information set forth in the table below regarding that selling securityholder supersedes the information in that previous prospectus supplement.

	Aggregate Principal
	Amount at Maturity	Percentage of	Number of	Percentage of
	of Notes That	Notes	Shares That	Shares
Name	May Be Sold(1)	Outstanding	May Be Sold(2)	Outstanding(3)

CIBC World Markets	4,550,000	*	46,385	*
D.E. Shaw Investment Group, L.P.	2,000,000	*	20,389	*
Lakeshore International, Ltd.	2,000,000	*	20,389	*
Sunrise Partners Limited Partnership	1,500,000	*	15,292	*

*	Less than one percent (1%).

(1)	When taken together with the selling securityholder table in the previous prospectus supplements, the aggregate principal amount held by selling securityholders listed in this prospectus supplement is more than $571,669,000 because some of the selling securityholders may have transferred notes pursuant to Rule 144A or otherwise reduced their positions prior to selling pursuant to the registration statement of which the prospectus, the previous prospectus supplements and this prospectus supplement form a part. The maximum aggregate principal amount of notes that may be sold under the prospectus, the previous prospectus supplements and this prospectus supplement will not exceed $571,669,000.

(2)	The numbers of Shares beneficially owned and being offered, as set forth in the table, have been determined in accordance with Rule 13d-3 under the Exchange Act, include the Shares into which the notes are convertible, and assume a conversion rate of 10.1947 Shares per $1,000 principal amount at maturity of notes and the payment of cash in lieu of fractional shares. In addition, the conversion rate of the notes may be adjusted under certain circumstances which will change the number of Shares received upon conversion. See “Description of the Notes — Conversion Rights” in the prospectus supplement dated March 3, 2003.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 200,615,494 Shares outstanding as of April 25, 2003. In calculating this amount for each holder, we treated as outstanding the number of Shares issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes. Does not include Shares that may be issued by us upon redemption or purchase of the notes by us at the option of the holder.

     To our knowledge, none of the selling securityholders has had any material relationship with us or any of our affiliates within the past three years other than as a result of ownership of notes and/or Shares or as previously disclosed.

     Investing in the notes and Shares involves risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement dated March 3, 2003 and the risk factors contained in our Joint Annual Report for the year ended December 31, 2002 which is incorporated by reference into the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated May 2, 2003.